EXHIBIT 99.1

            DIOMED HOLDINGS COMPLETES $10 MILLION EQUITY FINANCING

ANDOVER, MA-- October 3, 2005--Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced that it has completed a $10 million private placement of its preferred stock.

In the $10 million financing transaction, Diomed issued 4 million shares of its preferred stock at a price of $2.50 per share, exchangeable into an equal number of shares of its common stock, and warrants to purchase 1.6 million shares of its common stock at an exercise price of $2.50 per share. The $2.50 share price represents a 17% premium over the closing price of Diomed's common stock on September 30, 2005. The preferred shares provide for a dividend of 6% per annum for the first 18 months, increasing to 10% for the 19th through 24th month, and to 15% thereafter. The dividends will be suspended on a day-to-day basis whenever the market price for Diomed's common stock has exceeded $6.25 per share for the prior 30 trading days, and are payable quarterly in cash or in registered common stock, at Diomed's election. The warrants are exercisable for five years.

"We are extremely pleased with the pricing and other terms of the financing," remarked David B. Swank, Chief Financial Officer of Diomed Holdings, Inc. "We believe that this transaction demonstrates the growing confidence of the investment community in Diomed's business model and future."

"This financing enhances our ability to accelerate the growth of our business and to continue to vigorously protect our intellectual property rights under US patent law," commented James A. Wylie, Diomed's Chief Executive Officer. "We are particularly pleased with the participation of a number of premier medically-oriented institutional investors in this financing, including both new and existing investors, which we view as confirmation of the market's belief in Diomed's solid growth potential."

The Company has agreed to register shares of its common stock that underlie the preferred shares and the warrants with the Securities and Exchange Commission for resale within the next 120 days. The Company will file a Current Report on Form 8-K containing complete details of the transaction.

About Diomed

Diomed develops and commercializes minimally invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on EVLT(R) laser treatment for varicose veins, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com. EVLT(R) is a registered trademark of Diomed, Inc., Andover, MA.
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Safe Harbor statements under the Private Securities Litigation Reform Act of
1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 22 through 37 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.


For more information, contact:

Christopher J. Geberth
Vice President Finance
Diomed Holdings, Inc.
(866) 434-6633 or (978) 824-1823
Investor-relations@diomedinc.com